                                COVINGTON POINTE
                              5330 BENT TREE FOREST
                                  DALLAS, TEXAS

                                 MARKET VALUE -
                                FEE SIMPLE ESTATE

                              AS OF APRIL 25, 2003

                                  PREPARED FOR:

                   APARTMENT INVESTMENT AND MANAGEMENT COMPANY
                                     (AIMCO)
                C/O LINER YANKELEVITZ SUNSHINE & REGENSTREIF LLP

                                        &

                       LIEFF CABRASER HEIMANN & BERNSTEIN
                          ON BEHALF OF NUANES, ET. AL.

                                         [AMERICAN APPRAISAL ASSOCIATES(R) LOGO]

                     [AMERICAN APPRAISAL ASSOCIATES(R) LOGO]

                 [AMERICAN APPRAISAL ASSOCIATES(R) LETTERHEAD]

                                                                   JULY 16, 2003

Apartment Investment and Management
Company ("AIMCO") c/o
Mr. Steven A. Velkei, Esq.
Liner Yankelevitz Sunshine & Regenstreif LLP
1100 Glendon Avenue, 14th Floor
Los Angeles, California 90024-3503

Nuanes, et al.("Plaintiffs") c/o
Ms. Joy Kruse
Lieff Cabraser Heimann & Bernstein
Embarcadero Center West
275 Battery Street, 30th Floor
San Francisco, California 94111

RE:    COVINGTON POINTE
       5330 BENT TREE FOREST
       DALLAS, DALLAS COUNTY, TEXAS

In accordance with your authorization, we have completed the appraisal of the above-referenced property. This complete appraisal is intended to report our analysis and conclusions in a summary format.

The subject property consists of an apartment project having 180 units with a total of 187,158 square feet of rentable area. The improvements were built in 1982. The improvements are situated on 7.988 acres. Overall, the improvements are in average condition. As of the date of this appraisal, the subject property is 94% occupied.

It is our understanding the appraisal will be used by the clients to assist the San Mateo Superior Court in the settlement of litigation between the above mentioned clients. The appraisal is intended to conform to the Uniform Standards of Professional Appraisal Practice ("USPAP") as promulgated by the Appraisal Standards Board of the Appraisal Foundation and the Code of Professional Ethics and Standards of Professional Practice of the Appraisal Institute. The appraisal is presented in a summary report, and the Departure Provision of USPAP has not been invoked in this appraisal. It is entirely inappropriate to use this value conclusion or the report for any purpose other than the one stated.

AMERICAN APPRAISAL ASSOCIATES, INC.                 LETTER OF TRANSMITTAL PAGE 2
COVINGTON POINTE, DALLAS, TEXAS

The opinions expressed in this appraisal cover letter can only be completely understood by reading the narrative report, addenda, and other data, which is attached. The appraisal is subject to the attached general assumptions and limiting conditions and general service conditions.

As a result of our investigation, it is our opinion that the fee simple market value of the subject, effective April 25, 2003 is:

                               ($7,700,000)

                             Respectfully submitted,
                             AMERICAN APPRAISAL ASSOCIATES, INC.

                             /s/ Frank Fehribach

July 16, 2003                Frank Fehribach, MAI
#053272                      Managing Principal, Real Estate Group
                             Texas State Certified General Real Estate Appraiser
                             #TX-1323954-G

Report By:
Shayne Hatch
Texas Appraiser Trainee
#TX-1330454-T

AMERICAN APPRAISAL ASSOCIATES, INC.                     TABLE OF CONTENTS PAGE 3
COVINGTON POINTE, DALLAS, TEXAS

                               TABLE OF CONTENTS

Cover
Letter of Transmittal
Table of Contents


                                 APPRAISAL DATA

Executive Summary .........................................................    4
Introduction ..............................................................    9
Area Analysis .............................................................   11
Market Analysis ...........................................................   14
Site Analysis .............................................................   16
Improvement Analysis ......................................................   16
Highest and Best Use ......................................................   17

                                    VALUATION

Valuation Procedure .......................................................   18
Sales Comparison Approach .................................................   20
Income Capitalization Approach ............................................   26
Reconciliation and Conclusion .............................................   37


                                     ADDENDA

Exhibit A - Photographs of Subject Property
Exhibit B - Summary of Rent Comparables and Photograph of Comparables Exhibit C - Assumptions and Limiting Conditions
Exhibit D - Certificate of Appraiser
Exhibit E - Qualifications
            General Service Conditions

AMERICAN APPRAISAL ASSOCIATES, INC.                     EXECUTIVE SUMMARY PAGE 4
COVINGTON POINTE, DALLAS, TEXAS

                                EXECUTIVE SUMMARY

PART ONE - PROPERTY DESCRIPTION

PROPERTY NAME:                Covington Pointe
LOCATION:                     5330 Bent Tree Forest
                              Dallas, Texas

INTENDED USE OF ASSIGNMENT:   Court Settlement
PURPOSE OF APPRAISAL:         "As Is" Market Value of the Fee Simple Estate
INTEREST APPRAISED:           Fee Simple Estate

DATE OF VALUE:                April 25, 2003
DATE OF REPORT:               July 16, 2003

PHYSICAL DESCRIPTION - SITE & IMPROVEMENTS:
SITE:
      Size:                   7.988 acres, or 347,957 square feet
      Assessor Parcel No.:    818545
      Floodplain:             Community Panel No. 48113C0180J (August 23, 2001)
                              Flood Zone X, an area outside the floodplain.
      Zoning:                 MF-1 (A) (Multi Family District)

BUILDING:
      No. of Units:           180 Units
      Total NRA:              187,158 Square Feet
      Average Unit Size:      1,040 Square Feet
      Apartment Density:      22.5 units per acre
      Year Built:             1982

UNIT MIX AND MARKET RENT:

                         GROSS RENTAL INCOME PROJECTION

                                                Market Rent
                               Square        ------------------       Monthly           Annual
Unit Type                       Feet         Per Unit    Per SF        Income           Income
---------                      ------        --------    ------       --------        ----------
1Br/1Ba - A1                      827          $615       $0.74       $ 27,675        $  332,100
1Br/1.5Ba- B1                   1,009          $750       $0.74       $ 51,750        $  621,000
2Br/2Ba-B2                      1,217          $800       $0.66       $ 52,800        $  633,600
                                                                      --------        ----------
                                                          Total       $132,225        $1,586,700
                                                                      ========        ==========

OCCUPANCY:                                  94%
ECONOMIC LIFE:                              45 Years
EFFECTIVE AGE:                              21 Years
REMAINING ECONOMIC LIFE:                    24 Years
SUBJECT PHOTOGRAPHS AND LOCATION MAP:

AMERICAN APPRAISAL ASSOCIATES, INC.                     EXECUTIVE SUMMARY PAGE 5
COVINGTON POINTE, DALLAS, TEXAS

                              SUBJECT PHOTOGRAPHS

          [PICTURE]                                      [PICTURE]

       EXTERIOR - OFFICE                            EXTERIOR - FRONTAGE

                                    AREA MAP

                                     [MAP]

AMERICAN APPRAISAL ASSOCIATES, INC.                     EXECUTIVE SUMMARY PAGE 6
COVINGTON POINTE, DALLAS, TEXAS

                                NEIGHBORHOOD MAP

                                     [MAP]

HIGHEST AND BEST USE:
      As Vacant:               Hold for future multi-family development
      As Improved:             Continuation as its current use

METHOD OF VALUATION:           In this instance, the Sales Comparison and Income
                               Approaches to value were utilized.

AMERICAN APPRAISAL ASSOCIATES, INC.                     EXECUTIVE SUMMARY PAGE 7
COVINGTON POINTE, DALLAS, TEXAS

PART TWO - ECONOMIC INDICATORS

                                                         Amount             $/Unit
                                                     --------------         -------
INCOME CAPITALIZATION APPROACH

DIRECT CAPITALIZATION

Potential Rental Income                              $1,586,700           $ 8,815
Effective Gross Income                               $1,450,296           $ 8,057
Operating Expenses                                   $705,112             $3,917           48.6% of EGI
Net Operating Income:                                $700,184             $3,890

Capitalization Rate                                  9.00%
DIRECT CAPITALIZATION VALUE                          $7,600,000*          $42,222 / UNIT

DISCOUNTED CASH FLOW ANALYSIS:
Holding Period                                       10 years
2002 Economic Vacancy                                16%
Stabilized Vacancy & Collection Loss:                12%
Lease-up / Stabilization Period                      N/A
Terminal Capitalization Rate                         9.50%
Discount Rate                                        10.50%
Selling Costs                                        3.00%
Growth Rates:
       Income                                        3.00%
       Expenses:                                     3.00%
DISCOUNTED CASH FLOW VALUE                           $8,000,000*          $44,444 / UNIT

RECONCILED INCOME CAPITALIZATION  VALUE              $7,800,000           $43,333 / UNIT

SALES COMPARISON APPROACH

PRICE PER UNIT:
       Range of Sales $/Unit (Unadjusted)            $33,654 to $97,024
       Range of Sales $/Unit (Adjusted)              $40,126 to $45,407
VALUE INDICATION - PRICE PER UNIT                    $7,200,000*          $40,000 / UNIT

EGIM ANALYSIS
       Range of EGIMs from Improved Sales            4.82 to 6.42
       Selected EGIM for Subject                     5.50
       Subject's Projected EGI                       $1,450,296
EGIM ANALYSIS CONCLUSION                             $7,800,000*          $43,333 / UNIT

NOI PER UNIT ANALYSIS CONCLUSION                     $7,400,000*          $41,111 / UNIT

RECONCILED SALES COMPARISON VALUE                    $7,500,000           $41,667 / UNIT

---------------

* Value indications are after adjustments for concessions, deferred maintenance, excess land and lease-up costs, if any.

AMERICAN APPRAISAL ASSOCIATES, INC.                     EXECUTIVE SUMMARY PAGE 8
COVINGTON POINTE, DALLAS, TEXAS

PART THREE - SUMMARY OF VALUE CONCLUSIONS

SALES COMPARISON APPROACH:
      Price Per Unit                                 $ 7,200,000
      NOI Per Unit                                   $ 7,400,000
      EGIM Multiplier                                $ 7,800,000
INDICATED VALUE BY SALES COMPARISON                  $ 7,500,000         $41,667 / UNIT

INCOME APPROACH:
      Direct Capitalization Method:                  $ 7,600,000
      Discounted Cash Flow Method:                   $ 8,000,000
INDICATED VALUE BY THE INCOME APPROACH               $ 7,800,000         $43,333 / UNIT

RECONCILED OVERALL VALUE CONCLUSION:                 $ 7,700,000         $42,778 / UNIT

AMERICAN APPRAISAL ASSOCIATES, INC.                          INTRODUCTION PAGE 9
COVINGTON POINTE, DALLAS, TEXAS

                                  INTRODUCTION

IDENTIFICATION OF THE SUBJECT

The subject property is located at 5330 Bent Tree Forest, Dallas, Dallas County, Texas. Dallas identifies it as 818545.

SCOPE OF THE ASSIGNMENT

The property, neighborhood, and comparables were inspected by Shayne Hatch on April 25, 2003. Frank Fehribach, MAI has not made a personal inspection of the subject property. Shayne Hatch performed the research, valuation analysis and wrote the report. Frank Fehribach, MAI reviewed the report and concurs with the value. Frank Fehribach, MAI and Shayne Hatch have extensive experience in appraising similar properties and meet the USPAP competency provision.

The scope of this investigation comprises the inspection of the property and the collection, verification, and analysis of general and specific data pertinent to the subject property. We have researched current improved sales and leases of similar properties, analyzing them as to their comparability, and adjusting them accordingly. We completed the Sales Comparison and Income Capitalization Approaches to value. From these approaches to value, a concluded overall value was made.

DATE OF VALUE AND REPORT

This appraisal was made to express the opinion of value as of April 25, 2003. The date of the report is July 16, 2003.

PURPOSE AND USE OF APPRAISAL

The purpose of the appraisal is to estimate the market value of the fee simple interest in the subject property. It is understood that the appraisal is intended to assist the clients in litigation settlement proceedings. The appraisal was not based on a requested minimum valuation, a specific valuation, or the approval of a loan.

PROPERTY RIGHTS APPRAISED

We have appraised the Fee Simple Estate in the subject property (as applied in the Sales & Income Approaches), subject to the existing short-term leases. A Fee Simple Estate is

AMERICAN APPRAISAL ASSOCIATES, INC.                         INTRODUCTION PAGE 10
COVINGTON POINTE, DALLAS, TEXAS

defined in The Dictionary of Real Estate Appraisal, 3rd ed. (Chicago: Appraisal Institute, 1993), as:

         "Absolute ownership unencumbered by any other interest or estate, subject only to the limitations imposed by the governmental powers of taxation, eminent domain, police power, and escheat."

MARKETING/EXPOSURE PERIOD

MARKETING PERIOD:            6 to 12 months
EXPOSURE PERIOD:             6 to 12 months

HISTORY OF THE PROPERTY

Ownership in the subject property is currently vested in Davidson IRE Associates. To the best of our knowledge, no transfers of ownership or offers to purchase the subject are known to have occurred during the past three years.

AMERICAN APPRAISAL ASSOCIATES, INC.                        AREA ANALYSIS PAGE 11
COVINGTON POINTE, DALLAS, TEXAS

                          AREA / NEIGHBORHOOD ANALYSIS

NEIGHBORHOOD ANALYSIS

A neighborhood is a group of complementary land uses. The function of the neighborhood analysis is to describe the immediate surrounding environs. The subject is located in the city of Dallas, Texas. Overall, the neighborhood is characterized as a suburban setting with the predominant land use being multi family residential. The subject's neighborhood is generally defined by the following boundaries.

NEIGHBORHOOD BOUNDARIES

East  - Preston Road
West  - Dallas North Tollway
South - Arapaho Road
North - Keller Springs Road

MAJOR EMPLOYERS

Major employers in the subject's area include Bank of America, Baylor University Medical Center, Children's Medical Center Dallas Medical City Dallas, Parkland Memorial Hospital, Presbyterian Hospital-Dallas, Southwest Airlines Texas Instruments Headquarters, UT Southwestern Med Center, and Vought. The overall economic outlook for the area is considered favorable.

DEMOGRAPHICS

We have reviewed demographic data within the neighborhood. The following table summarizes the key data points.

AMERICAN APPRAISAL ASSOCIATES, INC.                        AREA ANALYSIS PAGE 12
COVINGTON POINTE, DALLAS, TEXAS

                            NEIGHBORHOOD DEMOGRAPHICS

                                                                 AREA
                                           ---------------------------------------------
CATEGORY                                   1-MI. RADIUS   3-MI. RADIUS      5-MI. RADIUS          MSA
--------                                   ------------   ------------      ------------          ---
POPULATION TRENDS
Current Population                            15,911         126,699           333,854          3,673,578
5-Year Population                             15,487         138,385           369,012          4,073,691
% Change CY-5Y                                  -2.7%            9.2%             10.5%              10.9%
Annual Change CY-5Y                             -0.5%            1.8%              2.1%               2.2%

HOUSEHOLDS
Current Households                             7,118          60,473           150,859          1,333,540
5-Year Projected Households                    6,921          66,562           167,265          1,464,730
% Change CY - 5Y                                -2.8%           10.1%             10.9%               9.8%
Annual Change CY-5Y                             -0.6%            2.0%              2.2%               2.0%

INCOME TRENDS
Median Household Income                     $ 73,331        $ 61,772          $ 61,375         $   52,302
Per Capita Income                           $ 47,520        $ 40,681          $ 37,619         $   25,319
Average Household Income                    $103,676        $ 85,090          $ 83,433         $   69,747

Source: Demographics Now

The subject neighborhood's population is expected to show increases below that of the region. The immediate market offers superior income levels as compared to the broader market.

The following table illustrates the housing statistics in the subject's immediate area, as well as the MSA region.

                                 HOUSING TRENDS

                                                              AREA
                                          ---------------------------------------------
CATEGORY                                  1-MI. RADIUS     3-MI. RADIUS    5-MI. RADIUS           MSA
--------                                  ------------     ------------    ------------           ---
HOUSING TRENDS
% of Households Renting                      38.83%           55.31%          52.72%             36.71%
5-Year Projected % Renting                   38.56%           53.86%          51.36%             36.11%

% of Households Owning                       56.24%           37.94%          41.14%             53.58%
5-Year Projected % Owning                    56.41%           39.75%          42.86%             54.86%

Source: Demographics Now

AMERICAN APPRAISAL ASSOCIATES, INC.                        AREA ANALYSIS PAGE 13
COVINGTON POINTE, DALLAS, TEXAS

SURROUNDING IMPROVEMENTS

The following uses surround the subject property:

North - Apartments
South - Vacant Land/Office Buildings
East  - Apartments
West  - Apartments/Golf Course

CONCLUSIONS

The subject is well located within the city of Dallas. The neighborhood is characterized as being mostly suburban in nature and is currently in the stable stage of development. The economic outlook for the neighborhood is judged to be favorable with a good economic base.

AMERICAN APPRAISAL ASSOCIATES, INC.                      MARKET ANALYSIS PAGE 14
COVINGTON POINTE, DALLAS, TEXAS

                                 MARKET ANALYSIS

The subject property is located in the city of Dallas in Dallas County. The overall pace of development in the subject's market is more or less stable. There is no new construction in the immediate area. The following table illustrates historical vacancy rates for the subject's market.

                             HISTORICAL VACANCY RATE

Period                           Region                        Submarket
------                           ------                        ---------
 4Q01                             6.5%                            6.5%
 1Q02                             N/A                             7.8%
 2Q02                             N/A                             7.9%
 3Q02                             N/A                             8.6%
 4Q02                             8.6%                            8.5%
 1Q03                             9.4%                            8.5%

Source: REIS

Occupancy trends in the subject's market are stable. Historically speaking, the subject's submarket has equated the overall market. The vacancy rates in the subject's submarket have been stable since the 3rd quarter of 2002.

Market rents in the subject's market have been following an increasing trend. The following table illustrates historical rental rates for the subject's market.

                             HISTORICAL AVERAGE RENT

Period                  Region            % Change       Submarket         % Change
------                  ------            --------       ---------         --------
 4Q01                    N/A                  -             $785               -
 1Q02                    N/A                N/A             $792             0.9%
 2Q02                    N/A                N/A             $793             0.1%
 3Q02                    N/A                N/A             $797             0.5%
 4Q02                    N/A                N/A             $798             0.1%
 1Q03                    N/A                N/A             $796            -0.3%

Source: REIS

The following table illustrates a summary of the subject's competitive set.

AMERICAN APPRAISAL ASSOCIATES, INC.                      MARKET ANALYSIS PAGE 15
COVINGTON POINTE, DALLAS, TEXAS

                             COMPETITIVE PROPERTIES

  No.    Property Name                           Units    Ocpy.    Year Built      Proximity to subject
  ---    -------------                           -----    -----    ----------      --------------------
  R-1    Bent Oaks Apartment                      200      87%        1981         0.50 miles from subject
  R-2    The Fairways of Bent Tree                200      89%        1984         0.50 miles from subject
  R-3    The Trails on Knoll Trail                114      93%        1983         0.50 miles from subject
  R-4    Bear Creek Apartments                    152      88%        1983         0.25 miles from subject
Subject  Covington Pointe                         180      94%        1982

Market rental rates have slowly increased since the 4th quarter of 2001, from $785 per unit to $796 as of the 1st quarter of 2003, representing a nominal difference of $11.

AMERICAN APPRAISAL ASSOCIATES, INC.                 PROPERTY DESCRIPTION PAGE 16
COVINGTON POINTE, DALLAS, TEXAS

                              PROPERTY DESCRIPTION

SITE ANALYSIS

  Site Area                   7.988 acres, or 347,957 square feet
  Shape                       Irregular
  Topography                  Level
  Utilities                   All necessary utilities are available to the site.
  Soil Conditions             Stable
  Easements Affecting Site    None other than typical utility easements
  Overall Site Appeal         Average
  Flood Zone:
     Community Panel          48113C0180J, dated August 23, 2001
     Flood Zone               Zone X
  Zoning                      MF-1 (A), the subject improvements
                              represent a legal conforming use of the
                              site.

REAL ESTATE TAXES

                                      ASSESSED VALUE - 2002
                          ----------------------------------------------        TAX RATE /           PROPERTY
PARCEL NUMBER                LAND            BUILDING           TOTAL           MILL RATE              TAXES
-------------             ----------        ----------        ----------        ---------            ---------
    818545                $2,435,850        $4,264,140        $6,699,990         0.02803             $187,790

IMPROVEMENT ANALYSIS

  Year Built                  1982
  Number of Units             180
  Net Rentable Area           187,158 Square Feet
  Construction:
    Foundation                Reinforced concrete slab
    Frame                     Heavy or light wood
    Exterior Walls            Wood or vinyl siding
    Roof                      Composition shingle over a wood truss structure
  Project Amenities           Amenities at the subject include a swimming pool,
                              spa/jacuzzi, laundry room, business office, and parking area.

  Unit Amenities              Individual unit amenities include a balcony,
                              fireplace, cable TV connection, vaulted ceiling, and washer dryer connection. Appliances available in each unit include a refrigerator, stove, microwave dishwasher, water heater, garbage disposal, and oven.

AMERICAN APPRAISAL ASSOCIATES, INC.                 PROPERTY DESCRIPTION PAGE 17
COVINGTON POINTE, DALLAS, TEXAS

Unit Mix:

                                                        Unit Area
Unit Type                      Number of Units          (Sq. Ft.)
---------                      ---------------          ---------
1Br/1Ba - A1                          45                    827
1Br/1.5Ba- B1                         69                  1,009
2Br/2Ba-B2                            66                  1,217

Overall Condition                 Average
Effective Age                     21 years
Economic Life                     45 years
Remaining Economic Life           24 years
Deferred Maintenance              None

HIGHEST AND BEST USE ANALYSIS

In accordance with the definition of highest and best use, an analysis of the site relating to its legal uses, physical possibilities, and financial feasibility is appropriate. The highest and best use as vacant is to hold for future multi-family development. The subject improvements were constructed in 1982 and consist of a 180-unit multifamily project. The highest and best use as improved is for a continued multifamily use. Overall, the highest and best use of the subject property is the continued use of the existing apartment project.

AMERICAN APPRAISAL ASSOCIATES, INC.                  VALUATION PROCEDURE PAGE 18
COVINGTON POINTE, DALLAS, TEXAS

                             THE VALUATION PROCEDURE

There are three traditional approaches, which can be employed in establishing the market value of the subject property. These approaches and their applicability to the valuation of the subject are summarized as follows:

THE COST APPROACH

The application of the Cost Approach is based on the principle of substitution. This principle may be stated as follows: no one is justified in paying more for a property than that amount by which he or she can obtain, by purchase of a site and construction of a building, without undue delay, a property of equal desirability and utility. In the case of a new building, no deficiencies in the building should exist.

In the case of income-producing real estate, the cost of construction plays a minor and relatively insignificant role in determining market value. The Cost Approach is typically only a reliable indicator of value for: (a) new properties; (b) special use properties; and (c) where the cost of reproducing the improvements is easily and accurately quantified and there is no economic obsolescence. In all instances, the issue of an appropriate entrepreneurial profit - the reward for undertaking the risk of construction, remains a highly subjective factor especially in a market lacking significant speculative development.

THE SALES COMPARISON APPROACH

The Sales Comparison Approach is an estimate of value based upon a process of comparing recent sales of similar properties in the surrounding or competing areas to the subject property. Inherent in this approach is the principle of substitution.

The application of this approach consists of comparing the subject property with similar properties of the same general type, which have been sold recently or currently are available for sale in competing areas. This comparative process involves judgment as to the similarity of the subject property and the comparable sale with respect to many value factors such as location, contract rent levels, quality of construction, reputation and prestige, age and condition, among others. The estimated value through this approach represents the probable price at which a willing seller would sell the subject property to a willing and knowledgeable buyer as of the date of value.

AMERICAN APPRAISAL ASSOCIATES, INC.                  VALUATION PROCEDURE PAGE 19
COVINGTON POINTE, DALLAS, TEXAS

THE INCOME CAPITALIZATION APPROACH

The theory of the Income Capitalization Approach is based on the premise that present value is the value of the cash flow and reversionary value the property will produce over a reasonable holding (ownership) period.

The Discounted Cash Flow Analysis will convert equity cash flows (including cash flows and equity reversion) into a present value utilizing an internal rate of return (or discount rate). The Internal Rate of Return (IRR) will be derived from a comparison of alternate investments, a comparative analysis of IRR's used by recent buyers of similar properties, and a review of published industry surveys.

The Direct Capitalization Analysis converts one year of income into an overall value using overall capitalization rates from similar sales. The overall rates take into consideration buyers assumptions of the market over the long-term.

The results of the Income Capitalization Analysis are usually the primary value indicator for income producing properties. Investors expect a reasonable rate of return on their equity investment based on the ownership risks involved; this approach closely parallels the investment decision process.

RECONCILIATION

In this instance, we have completed the Sales Comparison and Income Capitalization Approaches to value. As an income producing property, the income approach is a primary approach to value. The Sales Comparison Approach is also considered reliable as investors are buying similar buildings in the market.

Our research indicates that market participants are generally not buying, selling, investing, or lending with reliance placed on the methodology of the Cost Approach to establish the value. Therefore, we have decided that the Cost Approach is not a reliable indicator of value for the subject, and this approach has not been utilized.

AMERICAN APPRAISAL ASSOCIATES, INC.            SALES COMPARISON APPROACH PAGE 20
COVINGTON POINTE, DALLAS, TEXAS

                            SALES COMPARISON APPROACH

Use of market or comparable sales requires the collection and analysis of comparable sales data. Similar properties recently sold are compared to the subject and adjusted based on any perceived differences. This method is based on the premise that the costs of acquiring a substitute property would tend to establish a value for the subject property. The premise suggests that if a substitute is unavailable in the market, the reliability of the approach may be subordinate to the other approaches.

The reliance on substitute properties produces shortcomings in the validity of this approach. Geographic and demographic characteristics from each submarket restrict which sales may be selected. Recent sales with a similar physical characteristics, income levels, and location are usually limited. The sales we have identified, however, do establish general valuation parameters as well as provide support to our conclusion derived through the income approach method.

The standard unit of comparison among similar properties is the sales price per unit and price per square foot of net rentable area. To accurately adjust prices to satisfy the requirements of the sales comparison approach, numerous calculations and highly subjective judgments would be required including consideration of numerous income and expense details for which information may be unreliable or unknown. The sales price per unit and square foot are considered relevant to the investment decision, but primarily as a parameter against which value estimates derived through the income approach can be judged and compared.

In examining the comparable sales, we have applied a subjective adjustment analysis, which includes specific adjustments derived from our experience and consulting with the market participants.

SALES COMPARISON ANALYSIS

Detailed on the following pages are sales transactions involving properties located in the subject's competitive investment market.

Photographs of the sale transactions are located in the Addenda. Following the summary of sales is an adjustment grid that is used to arrive at a value.

AMERICAN APPRAISAL ASSOCIATES, INC.            SALES COMPARISON APPROACH PAGE 21
COVINGTON POINTE, DALLAS, TEXAS

SUMMARY OF COMPARABLE SALES -IMPROVED

                                                                 COMPARABLE                      COMPARABLE
        DESCRIPTION                      SUBJECT                    I - 1                          I - 2
---------------------------------------------------------------------------------------------------------------------
  Property Name                   Covington Pointe       Polo Club Apartments             Courts of McCallum
                                                                                          Apartments
LOCATION:
  Address                         5330 Bent Tree Forest  5616 Spring Valley Road          7777 McCallum Boulevard
  City, State                     Dallas, Texas          Dallas, TX                       Dallas, TX
  County                          Dallas                 Dallas                           Dallas
PHYSICAL CHARACTERISTICS:
  Net Rentable Area (SF)          187,158                146,960                          83,426
  Year Built                      1982                   1978                             1984
  Number of Units                 180                    192                              144
  Unit Mix:                           Type        Total     Type           Total            Type                Total
                                  1Br/1Ba - A1     145   1Br/1Ba            112           1Br/1Ba                125
                                  1Br/1.5Ba- B1     69   2Ba/2Ba             80           2Ba/2Ba                 19
                                  2Br/2Ba-B2        66
  Average Unit Size (SF)          1,040                  765                              579
  Land Area (Acre)                7.9880                 7.5000                           2.4000
  Density (Units/Acre)            22.5                   25.6                             60.0
  Parking Ratio (Spaces/Unit)     1.88                   1.59                             1.49
  Parking Type (Gr., Cov., etc.)  Garage, Open Covered   Open                             Open
CONDITION:                        Average                Average                          Fair
APPEAL:                           Average                Average                          Fair
AMENITIES:
  Pool/Spa                        Yes/Yes                Yes/No                           No/No
  Gym Room                        No                     No                               No
  Laundry Room                    Yes                    Yes                              Yes
  Secured Parking                 No                     Yes                              No
  Sport Courts                    No                     No                               No

OCCUPANCY:                        94%                    86%                              97%
TRANSACTION DATA:
  Sale Date                                              June, 2002                       January, 2002
  Sale Price ($)                                         $7,000,000                       $4,926,000
  Grantor                                                PRP/DRR-Texas Limited            Texas Courts of McCallum
                                                         Partnership (LP)                 Partners (Ltd)
  Grantee                                                Trivest Residential              Courts of McCallum Partners
                                                                                          (LP)
  Sale Documentation                                     2002116-0109                     5097-0854
  Verification                                           Mr. Balthrobe                    Mr. Seward
  Telephone Number                                       972-450-3300                     214-369-6900
ESTIMATED PRO-FORMA:                                      Total $     $/Unit   $/SF        Total $   $/Unit     $/SF
---------------------------------------------------------------------------------------------------------------------
  Potential Gross Income                                 $1,410,048   $7,344   $9.59      $935,040   $6,493    $11.21
  Vacancy/Credit Loss                                    $  197,407   $1,028   $1.34      $ 28,051   $  195    $ 0.34
                                                         ------------------------------------------------------------
  Effective Gross Income                                 $1,212,641   $6,316   $8.25      $906,989   $6,299    $10.87
  Operating Expenses                                     $  624,000   $3,250   $4.25      $455,404   $3,163    $ 5.46
                                                         ------------------------------------------------------------
  Net Operating Income                                   $  588,641   $3,066   $4.01      $451,585   $3,136    $ 5.41
---------------------------------------------------------------------------------------------------------------------
NOTES:

  PRICE PER UNIT                                                 $36,458                            $34,208
  PRICE PER SQUARE FOOT                                          $ 47.63                            $ 59.05
  EXPENSE RATIO                                                     51.5%                              50.2%
  EGIM                                                              5.77                               5.43
  OVERALL CAP RATE                                                  8.41%                              9.17%
  Cap Rate based on Pro Forma or Actual Income?          ACTUAL                           ACTUAL

                                                           COMPARABLE                   COMPARABLE                COMPARABLE
        DESCRIPTION                                          I - 3                        I - 4                     I - 5
------------------------------------------------------------------------------------------------------------------------------------
  Property Name                                  The Courts of Bent Tree        Park on Preston Apartments Tiburon Apartments

LOCATION:
  Address                                        17250 Knoll Trail Drive        17878 Preston Road         15411 Preston Road
  City, State                                    Dallas, TX                     Dallas, TX                 Dallas, TX
  County                                         Dallas                         Dallas                     Dallas
PHYSICAL CHARACTERISTICS:
  Net Rentable Area (SF)                         203,604                        182,286                    360,118
  Year Built                                     1990                           1983                       1980
  Number of Units                                168                            286                        362
  Unit Mix:                                         Type                  Total    Type              Total    Type             Total
                                                 1 Bedroom                  21  1 Bedroom             214  1 Bedroom            244
                                                 2 Bedroom                 126  2 Bedroom              72  2 Bedroom            118
                                                 3 Bedroom                  21
  Average Unit Size (SF)                         1,212                          637                        995
  Land Area (Acre)                               11.3600                        7.0900                     21.4300
  Density (Units/Acre)                           14.8                           40.3                       16.9
  Parking Ratio (Spaces/Unit)                    2.39                           1.55                       2.03
  Parking Type (Gr., Cov., etc.)                 Garage/Covered/Open            Covered/Open               Covered/Open
CONDITION:                                       Very Good                      Average                    Average
APPEAL:                                          Very Good                      Average                    Average
AMENITIES:
  Pool/Spa                                       Yes/Yes                        Yes/No                     Yes/Yes
  Gym Room                                       Yes                            Yes                        Yes
  Laundry Room                                   No                             Yes                        Yes
  Secured Parking                                Yes                            Yes                        No
  Sport Courts                                   No                             No                         No
OCCUPANCY:                                       N/A                            N/A                        N/A
TRANSACTION DATA:
  Sale Date                                      June, 2001                     February, 2000             September, 1999
  Sale Price ($)                                 $16,300,000                    $9,625,000                 $19,346,761
  Grantor                                        Courts of Bent Tree RPFII (LP) Heritage-Preston Park (LP) Ciri Apartments
  Grantee                                        Bent Tree Courts I and Bent    Westdale Polo Club (Ltd)   Alliance PQ Tiburon (LP)
                                                 Tree Courts
  Sale Documentation                             2001107-6849                   4614-2533                  99174-9574
  Verification                                   Obyle Properties               Mr. Goris                  Obyle Properties
  Telephone Number                               972-934-3400                   972-458-4800               972-934-3400
ESTIMATED PRO-FORMA:                               Total $     $/Unit     $/SF    Total $   $/Unit   $/SF   Total $    $/Unit  $/SF
------------------------------------------------------------------------------------------------------------------------------------
  Potential Gross Income                         $        0    $     0   $ 0.00 $        0  $    0  $ 0.00 $        0  $    0  $0.00
  Vacancy/Credit Loss                            $        0    $     0   $ 0.00 $        0  $    0  $ 0.00 $        0  $    0  $0.00
                                                 -----------------------------------------------------------------------------------
  Effective Gross Income                         $2,594,580    $15,444   $12.74 $1,994,880  $6,975  $10.94 $3,012,086  $8,321  $8.36
  Operating Expenses                             $1,046,080    $ 6,227   $ 5.14 $  916,000  $3,203  $ 5.03 $1,264,712  $3,494  $3.51
                                                 -----------------------------------------------------------------------------------
  Net Operating Income                           $1,548,500    $ 9,217   $ 7.61 $1,078,880  $3,772  $ 5.92 $1,747,374  $4,827  $4.85
------------------------------------------------------------------------------------------------------------------------------------
NOTES:

  PRICE PER UNIT                                             $97,024                      $33,654                   $53,444
  PRICE PER SQUARE FOOT                                      $ 80.06                      $ 52.80                   $ 53.72
  EXPENSE RATIO                                                 40.3%                        45.9%                     42.0%
  EGIM                                                          6.28                         4.82                      6.42
  OVERALL CAP RATE                                              9.50%                       11.21%                     9.03%
  Cap Rate based on Pro Forma or Actual Income?      ACTUAL                     ACTUAL                     ACTUAL

AMERICAN APPRAISAL ASSOCIATES, INC.            SALES COMPARISON APPROACH PAGE 22
COVINGTON POINTE, DALLAS, TEXAS

                               IMPROVED SALES MAP

                                     [MAP]

IMPROVED SALES ANALYSIS

The improved sales indicate a sales price range from $33,654 to $97,024 per unit. Adjustments have been made to the sales to reflect differences in location, age/condition and quality/appeal. Generally speaking, larger properties typically have a lower price per unit when compared to smaller properties, all else being equal. Similarly, those projects with a higher average unit size will generally have a higher price per unit. After appropriate adjustments are made, the improved sales demonstrate an adjusted range for the subject from $40,126 to $45,407 per unit with a mean or average adjusted price of $41,753 per unit. The median adjusted price is $40,637 per unit. Based on the following analysis, we have concluded to a value of $41,000 per unit, which results in an "as is" value of $7,200,000 (rounded after necessary adjustment, if any).

AMERICAN APPRAISAL ASSOCIATES, INC.            SALES COMPARISON APPROACH PAGE 23
COVINGTON POINTE, DALLAS, TEXAS

SALES ADJUSTMENT GRID

                                                                COMPARABLE                COMPARABLE                COMPARABLE
           DESCRIPTION                     SUBJECT                 I - 1                    I - 2                     I - 3
           -----------                     -------              ----------                ----------                -----------
  Property Name                     Covington Pointe       Polo Club Apartments     Courts of McCallum       The Courts of Bent
                                                                                    Apartments               Tree

  Address                           5330 Bent Tree Forest  5616 Spring Valley Road  7777 McCallum Boulevard  17250 Knoll Trail Drive

  City                              Dallas, Texas          Dallas, TX               Dallas, TX               Dallas, TX
  Sale Date                                                June, 2002               January, 2002            June, 2001
  Sale Price ($)                                           $7,000,000               $4,926,000               $16,300,000
  Net Rentable Area (SF)            187,158                146,960                  83,426                   203,604
  Number of Units                   180                    192                      144                      168
  Price Per Unit                                           $36,458                  $34,208                  $97,024
  Year Built                        1982                   1978                     1984                     1990
  Land Area (Acre)                  7.9880                 7.5000                   2.4000                   11.3600

VALUE ADJUSTMENTS                      DESCRIPTION            DESCRIPTION     ADJ.    DESCRIPTION      ADJ.    DESCRIPTION      ADJ.
  Property Rights Conveyed          Fee Simple Estate      Fee Simple Estate   0%   Fee Simple Estate   0%   Fee Simple Estate   0%
  Financing                                                Cash To Seller      0%   Cash To Seller      0%   Cash To Seller      0%
  Conditions of Sale                                       Arm's Length        0%   Arm's Length        0%   Arm's Length        0%
  Date of Sale (Time)                                      06-2002             1%   01-2002             2%   06-2001             4%
VALUE AFTER TRANS. ADJUST. ($/UNIT)                               $36,823                  $34,893                  $100,905
  Location                                                  Comparable         0%   Comparable          0%   Superior           -5%
  Number of Units                    180                    192                0%   144                 0%   168                 0%
  Quality / Appeal                   Good                   Comparable         0%   Comparable          0%   Superior          -10%
  Age / Condition                    1982                   1978 / Average     0%   1984 / Fair         5%   1990 / Very Good  -20%
  Occupancy at Sale                  94%                    86%                5%   97%                -5%   N/A                 0%
  Amenities                          Good                   Comparable         0%   Inferior            5%   Superior          -15%
  Average Unit Size (SF)             1,040                  765                5%   579                10%   1,212              -5%
PHYSICAL ADJUSTMENT                                                           10%                      15%                     -55%
FINAL ADJUSTED VALUE ($/UNIT)                                     $40,505                  $40,126                  $45,407
                                             COMPARABLE               COMPARABLE
           DESCRIPTION                          I - 4                   I - 5
           -----------                       ----------               ----------
  Property Name                        Park on Preston        Tiburon Apartments
                                       Apartments

  Address                              17878 Preston Road     15411 Preston Road

  City                                 Dallas, TX             Dallas, TX
  Sale Date                            February, 2000         September, 1999
  Sale Price ($)                       $9,625,000             $19,346,761
  Net Rentable Area (SF)               182,286                360,118
  Number of Units                      286                    362
  Price Per Unit                       $33,654                $53,444
  Year Built                           1983                   1980
  Land Area (Acre)                     7.0900                 21.4300

VALUE ADJUSTMENTS                          DESCRIPTION   ADJ.    DESCRIPTION     ADJ.
  Property Rights Conveyed             Fee Simple Estate  0%  Fee Simple Estate   0%
  Financing                            Cash To Seller     0%  Cash To Seller      0%
  Conditions of Sale                   Arm's Length       0%  Arm's Length        0%
  Date of Sale (Time)                  02-2000            5%  09-1999             5%
VALUE AFTER TRANS. ADJUST. ($/UNIT)           $35,337                $56,116
  Location                              Comparable        0%  Superior          -10%
  Number of Units                       286               5%  362                 5%
  Quality / Appeal                      Comparable        0%  Comparable          0%
  Age / Condition                       1983 / Average    0%  1980 / Average      0%
  Occupancy at Sale                     N/A               0%  N/A                 0%
  Amenities                             Comparable        0%  Superior          -20%
  Average Unit Size (SF)                637              10%  995                 0%
PHYSICAL ADJUSTMENT                                      15%                    -25%
FINAL ADJUSTED VALUE ($/UNIT)                 $40,637                $42,087

SUMMARY

VALUE RANGE (PER UNIT)        $  40,126   TO     $45,407
MEAN (PER UNIT)               $  41,753
MEDIAN (PER UNIT)             $  40,637
VALUE CONCLUSION (PER UNIT)   $  41,000

VALUE OF IMPROVEMENT & MAIN SITE                   $7,380,000
  PV OF CONCESSIONS                               -$  136,000
VALUE INDICATED BY SALES COMPARISON APPROACH       $7,244,000
ROUNDED                                            $7,200,000

NET OPERATING INCOME (NOI) ANALYSIS

We have also conducted a net operating income (NOI) comparison analysis. The NOI effectively takes into account the various physical, location, and operating aspects of the sale. When the subject's NOI is compared to the sale NOI, a percent adjustment can be arrived at. The following table illustrates this analysis.

AMERICAN APPRAISAL ASSOCIATES, INC.            SALES COMPARISON APPROACH PAGE 24
COVINGTON POINTE, DALLAS, TEXAS

                             NOI PER UNIT COMPARISON

                     SALE PRICE              NOI/      SUBJECT NOI
COMPARABLE  NO. OF  ------------          ----------  --------------  ADJUSTMENT  INDICATED
   NO.      UNITS    PRICE/UNIT    OAR     NOI/UNIT   SUBJ. NOI/UNIT    FACTOR    VALUE/UNIT
--------------------------------------------------------------------------------------------
   I-1       192    $  7,000,000   8.41%  $  588,641     $700,184       1.269      $ 46,258
                    $     36,458          $    3,066     $  3,890
   I-2       144    $  4,926,000   9.17%  $  451,585     $700,184       1.240      $ 42,432
                    $     34,208          $    3,136     $  3,890
   I-3       168    $ 16,300,000   9.50%  $1,548,500     $700,184       0.422      $ 40,946
                    $     97,024          $    9,217     $  3,890
   I-4       286    $  9,625,000  11.21%  $1,078,880     $700,184       1.031      $ 34,703
                    $     33,654          $    3,772     $  3,890
   I-5       362    $ 19,346,761   9.03%  $1,747,374     $700,184       0.806      $ 43,069
                    $     53,444          $    4,827     $  3,890

                 PRICE/UNIT

Low              High        Average      Median
$34,703          $46,258     $41,482      $42,432

   VALUE ANALYSIS BASED ON COMPARABLES NOI PER UNIT

Estimated Price Per Unit                   $   42,000
                                           ----------
Number of Units                                   180

Value                                      $7,560,000
  PV of Concessions                       -$  136,000
                                           ----------
Value Based on NOI Analysis                $7,424,000
                               Rounded     $7,400,000

The adjusted sales indicate a range of value between $34,703 and $46,258 per unit, with an average of $41,482 per unit. Based on the subject's competitive position within the improved sales, a value of $42,000 per unit is estimated. This indicates an "as is" market value of $7,400,000 (rounded after necessary adjustment, if any) for the NOI Per Unit Analysis.

EFFECTIVE GROSS INCOME MULTIPLIER (EGIM) ANALYSIS

The effective gross income multiplier (EGIM) is derived by dividing the sales price by the total effective gross income. The following table illustrates the EGIMs for the comparable improved sales.

AMERICAN APPRAISAL ASSOCIATES, INC.            SALES COMPARISON APPROACH PAGE 25
COVINGTON POINTE, DALLAS, TEXAS

                  EFFECTIVE GROSS INCOME MULTIPLIER COMPARISON

                       SALE PRICE
COMPARABLE   NO. OF   ------------    EFFECTIVE      OPERATING                 SUBJECT
   NO.       UNITS     PRICE/UNIT    GROSS INCOME     EXPENSE      OER     PROJECTED OER   EGIM
-----------------------------------------------------------------------------------------------
   I-1        192     $  7,000,000   $  1,212,641   $   624,000   51.46%                   5.77
                      $     36,458
   I-2        144     $  4,926,000   $    906,989   $   455,404   50.21%                   5.43
                      $     34,208
   I-3        168     $ 16,300,000   $  2,594,580   $ 1,046,080   40.32%                   6.28
                      $     97,024                                             48.62%
   I-4        286     $  9,625,000   $  1,994,880   $   916,000   45.92%                   4.82
                      $     33,654
   I-5        362     $ 19,346,761   $  3,012,086   $ 1,264,712   41.99%                   6.42
                      $     53,444

                                    EGIM

Low                High           Average           Median
4.82               6.42           5.75              5.77

  VALUE ANALYSIS BASED ON EGIM'S OF COMPARABLE SALES

Estimate EGIM                                     5.50
                                            ----------
Subject EGI                                 $1,450,296

Value                                       $7,976,628
  PV of Concessions                        -$  136,000
                                            ----------
Value Based on EGIM Analysis                $7,840,628
                                 Rounded    $7,800,000

                Value Per Unit              $   43,333

There is an inverse relationship, which generally holds among EGIMs and operating expenses. Properties, which have higher expense ratios, typically sell for relatively less and therefore produce a lower EGIM. As will be illustrated in the Income Capitalization Approach of this report, the subject's operating expense ratio (OER) is estimated at 48.62% before reserves. The comparable sales indicate a range of expense ratios from 40.32% to 51.46%, while their EGIMs range from 4.82 to 6.42. Overall, we conclude to an EGIM of 5.50, which results in an "as is" value estimate in the EGIM Analysis of $7,800,000.

SALES COMPARISON CONCLUSION

The three valuation methods in the Sales Comparison Approach are shown below. The overall value via the Sales Comparison Approach is estimated at $7,500,000.

Price Per Unit                            $7,200,000
NOI Per Unit                              $7,400,000
EGIM Analysis                             $7,800,000

Sales Comparison Conclusion               $7,500,000

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 26
COVINGTON POINTE, DALLAS, TEXAS

                         INCOME CAPITALIZATION APPROACH

The income capitalization approach is based on the premise that value is created by the expectation of future benefits. We estimated the present value of those benefits to derive an indication of the amount that a prudent, informed purchaser-investor would pay for the right to receive them as of the date of value.

This approach requires an estimate of the NOI of a property. The estimated NOI is then converted to a value indication by use of either the direct capitalization or the discounted cash flow analysis (yield capitalization).

Direct capitalization uses a single year's stabilized NOI as a basis for a value indication by dividing the income by a capitalization rate. The rate chosen accounts for a recapture of the investment by the investor and should reflect all factors that influence the value of the property, such as tenant quality, property condition, neighborhood change, market trends, interest rates, and inflation. The rate may be extracted from local market transactions or, when transaction evidence is lacking, obtained from trade sources.

A discounted cash flow analysis focuses on the operating cash flows expected from the property and the proceeds of a hypothetical sale at the end of a holding period (the reversion). The cash flows and reversion are discounted to their present values using a market-derived discount rate and are added together to obtain a value indication. Because benefits to be received in the future are worth less than the same benefits received in the present, this method weights income in the early years more heavily than the income and the sale proceeds to be received later. The strength of the discounted cash flow method is its ability to recognize variations in projected net income, such as those caused by inflation, stepped leases, neighborhood change, or tenant turnover. Its weakness is that it requires many judgments regarding the actions of likely buyers and sellers of the property in the future.

In some situations, both methods yield a similar result. The discounted cash flow method is typically more appropriate for the analysis of investment properties with multiple or long-term leases, particularly leases with cancellation clauses or renewal options. It is especially useful for multi-tenant properties in volatile markets. The direct capitalization

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 27
COVINGTON POINTE, DALLAS, TEXAS

method is normally more appropriate for properties with relatively stable operating histories and expectations.

A pro forma analysis for the first year of the investment is made to estimate a reasonable potential net operating income for the Subject Property. Such an analysis entails an estimate of the gross income the property should command in the marketplace. From this total gross income must be deducted an allowance for vacancy/collection loss and operating expenses as dictated by general market conditions and the overall character of the subject's tenancy and leased income to arrive at a projected estimate of net operating income. Conversion of the net operating income to an indication of value is accomplished by the process of capitalization, as derived primarily from market data.

MARKET RENT ANALYSIS

In order to determine a market rental rate for the subject, a survey of competing apartment communities was performed. This survey was displayed previously in the market analysis section of the report. Detailed information pertaining to each of the comparable rental communities, along with photographs, is presented in the Addenda of this report.

The following charts display the subject's current asking and actual rent rates as well as a comparison with the previous referenced comparable rental properties.

                        SUMMARY OF ACTUAL AVERAGE RENTS

                                           Average
                    Unit Area       -------------------
Unit Type           (Sq. Ft.)       Per Unit     Per SF      %Occupied
----------------------------------------------------------------------
1Br/1Ba - A1           827          $    606     $ 0.73        86.7%
1Br/1.5Ba- B1         1009          $    705     $ 0.70        95.7%
2Br/2Ba-B2            1217          $    799     $ 0.66        97.0%

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 28
COVINGTON POINTE, DALLAS, TEXAS

                                 RENT ANALYSIS

                                                                      COMPARABLE RENTS
                                                        --------------------------------------------
                                                           R-1        R-2          R-3       R-4
                                                        --------------------------------------------
                                                                      The      The Trails
                                                        Bent Oaks Fairways of   on Knoll  Bear Creek
                                                        Apartment  Bent Tree     Trail    Apartments
                                                        --------------------------------------------
                                       SUBJECT  SUBJECT            COMPARISON TO SUBJECT
                         SUBJECT UNIT   ACTUAL  ASKING  --------------------------------------------
      DESCRIPTION            TYPE        RENT    RENT    Similar    Similar     Similar    Similar    MIN    MAX    MEDIAN  AVERAGE
------------------------------------------------------------------------------------------------------------------------------------
Monthly Rent             1Br/1Ba - A1  $   606  $   659 $    695  $     750    $    740   $    615  $ 615  $  750  $  718  $   700
Unit Area (SF)                             827      827      750        833         847        725    725     847     792      789
Monthly Rent Per Sq. Ft.               $  0.73  $  0.80 $   0.93  $    0.90    $   0.87   $   0.85  $0.85  $ 0.93  $ 0.89  $  0.89

Monthly Rent             1Br/1.5Ba- B1 $   705  $   769 $    802  $     895               $    755  $ 755  $  895  $  802  $   817
Unit Area (SF)                           1,009    1,009      871        977                    890    871     977     890      913
Monthly Rent Per Sq. Ft.               $  0.70  $  0.76 $   0.92  $    0.92               $   0.85  $0.85  $ 0.92  $ 0.92  $  0.90

Monthly Rent             2Br/2Ba-B2    $   799  $   820 $    878  $   1,169    $    800   $    810  $ 800  $1,169  $  844  $   914
Unit Area (SF)                           1,217    1,217    1,033      1,275         917      1,050    917   1,275   1,042    1,069
Monthly Rent Per Sq. Ft.               $  0.66  $  0.67 $   0.85  $    0.92    $   0.87   $   0.77  $0.77  $ 0.92  $ 0.86  $  0.85

CONCLUDED MARKET RENTAL RATES AND TERMS

Based on this analysis above, the subject's concluded market rental rates and gross rental income is calculated as follows:

                         GROSS RENTAL INCOME PROJECTION

                                                     Market Rent
                                    Unit Area    ------------------     Monthly       Annual
  Unit Type      Number of Units    (Sq. Ft.)    Per Unit    Per SF     Income        Income
-----------------------------------------------------------------------------------------------
1Br/1Ba - A1           45               827      $    615    $ 0.74    $  27,675    $   332,100
1Br/1.5Ba- B1          69             1,009      $    750    $ 0.74    $  51,750    $   621,000
2Br/2Ba-B2             66             1,217      $    800    $ 0.66    $  52,800    $   633,600
                                                                       ------------------------
                                                             Total     $ 132,225    $ 1,586,700
                                                                       ========================

PRO FORMA ANALYSIS

For purposes of this appraisal, we were provided with income and expense data for the subject property. A summary of this data is presented on the following page.

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 29
COVINGTON POINTE, DALLAS, TEXAS

SUMMARY OF HISTORICAL INCOME & EXPENSES

                                FISCAL YEAR 2000         FISCAL YEAR 2001           FISCAL YEAR 2002          FISCAL YEAR 2003
                            -----------------------   -----------------------   -----------------------   -----------------------
                                     ACTUAL                    ACTUAL                    ACTUAL               MANAGEMENT BUDGET
                            -----------------------   -----------------------   -----------------------   -----------------------
      DESCRIPTION              TOTAL      PER UNIT       TOTAL      PER UNIT       TOTAL      PER UNIT       TOTAL      PER UNIT
---------------------------------------------------------------------------------------------------------------------------------
Revenues
  Rental Income             $1,786,051   $    9,923   $  1,535,793 $    8,532   $  1,741,566 $    9,675   $  1,673,183 $    9,295

  Vacancy                   $  165,285   $      918   $    144,731 $      804   $    176,161 $      979   $     61,000 $      339
  Credit Loss/Concessions   $  154,459   $      858   $     72,521 $      403   $    104,135 $      579   $    104,740 $      582
                            -----------------------------------------------------------------------------------------------------
    Subtotal                $  319,744   $    1,776   $    217,252 $    1,207   $    280,296 $    1,557   $    165,740 $      921

  Laundry Income            $        0   $        0   $      6,176 $       34   $      9,669 $       54   $      8,208 $       46
  Garage Revenue            $        0   $        0   $          0 $        0   $          0 $        0   $          0 $        0
  Other Misc. Revenue       $   44,785   $      249   $     37,333 $      207   $     68,871 $      383   $     42,000 $      233
                            -----------------------------------------------------------------------------------------------------
    Subtotal Other Income   $   44,785   $      249   $     43,509 $      242   $     78,540 $      436   $     50,208 $      279

                            -----------------------------------------------------------------------------------------------------
Effective Gross Income      $1,511,092   $    8,395   $  1,362,050 $    7,567   $  1,539,810 $    8,555   $  1,557,651 $    8,654

Operating Expenses
  Taxes                     $  144,880   $      805   $    169,777 $      943   $    194,642 $    1,081   $    190,425 $    1,058
  Insurance                 $   24,446   $      136   $     23,494 $      131   $     54,453 $      303   $     63,770 $      354
  Utilities                 $   61,667   $      343   $     39,100 $      217   $     43,861 $      244   $     70,275 $      390
  Repair & Maintenance      $   37,978   $      211   $     33,028 $      183   $     31,185 $      173   $     27,615 $      153
  Cleaning                  $   88,419   $      491   $     40,474 $      225   $     40,346 $      224   $     46,000 $      256
  Landscaping               $   45,101   $      251   $     33,230 $      185   $     42,333 $      235   $     43,764 $      243
  Security                  $        0   $        0   $          0 $        0   $          0 $        0   $          0 $        0
  Marketing & Leasing       $   66,989   $      372   $     41,111 $      228   $     37,247 $      207   $     46,434 $      258
  General Administrative    $  173,947   $      966   $    151,670 $      843   $    266,660 $    1,481   $    131,654 $      731
  Management                $   84,898   $      472   $     72,180 $      401   $          0 $        0   $     83,371 $      463
  Miscellaneous             $        0   $        0   $          0 $        0   $          0 $        0   $          0 $        0
                            -----------------------------------------------------------------------------------------------------
Total Operating Expenses    $  728,325   $    4,046   $    604,064 $    3,356   $    710,727 $    3,948   $    703,308 $    3,907

  Reserves                  $        0   $        0   $          0 $        0   $          0 $        0   $          0 $        0

                            -----------------------------------------------------------------------------------------------------
Net Income                  $  782,767   $    4,349   $    757,986 $    4,211   $    829,083 $    4,606   $    854,343 $    4,746

                                 ANNUALIZED 2003
                            -----------------------
                                   PROJECTION                    AAA PROJECTION
                            -----------------------   --------------------------------
      DESCRIPTION              TOTAL      PER UNIT       TOTAL      PER UNIT      %
--------------------------------------------------------------------------------------
Revenues
  Rental Income             $  1,588,916 $     8,827  $  1,586,700 $    8,815   100.0%

  Vacancy                   $     71,864 $       399  $    126,936 $      705     8.0%
  Credit Loss/Concessions   $     93,576 $       520  $     63,468 $      353     4.0%
                            ----------------------------------------------------------
    Subtotal                $    165,440 $       919  $    190,404 $    1,058    12.0%

  Laundry Income            $     11,276 $        63  $      9,000 $       50     0.6%
  Garage Revenue            $          0 $         0  $          0 $        0     0.0%
  Other Misc. Revenue       $     52,836 $       294  $     45,000 $      250     2.8%
                            ----------------------------------------------------------
    Subtotal Other Income   $     64,112 $       356  $     54,000 $      300     3.4%

                            ----------------------------------------------------------
Effective Gross Income      $  1,487,588 $     8,264  $  1,450,296 $    8,057   100.0%

Operating Expenses
  Taxes                     $    190,628 $     1,059  $    198,000 $    1,100    13.7%
  Insurance                 $     62,480 $       347  $     63,000 $      350     4.3%
  Utilities                 $     49,076 $       273  $     49,500 $      275     3.4%
  Repair & Maintenance      $     20,020 $       111  $     28,800 $      160     2.0%
  Cleaning                  $     24,308 $       135  $     41,400 $      230     2.9%
  Landscaping               $     41,652 $       231  $     43,200 $      240     3.0%
  Security                  $          0 $         0  $          0 $        0     0.0%
  Marketing & Leasing       $     28,900 $       161  $     43,200 $      240     3.0%
  General Administrative    $    196,864 $     1,094  $    180,000 $    1,000    12.4%
  Management                $     76,172 $       423  $     58,012 $      322     4.0%
  Miscellaneous             $          0 $         0  $          0 $        0     0.0%
                            ----------------------------------------------------------
Total Operating Expenses    $    690,100 $     3,834  $    705,112 $    3,917    48.6%

  Reserves                  $          0 $         0  $     45,000 $      250     6.4%

                            ----------------------------------------------------------
Net Income                  $    797,488 $     4,430  $    700,184 $    3,890    48.3%

REVENUES AND EXPENSES

The subject's revenue and expense projections are displayed on the previous chart. Rental income is based on the market analysis previously discussed. Other income consists of forfeited deposits, laundry income, late rent payments, month to month fees, pet fees, vending machine revenue, etc.

We forecasted the property's annual operating expenses after reviewing its historical performance at the subject property. We analyzed each item of expense and attempted to forecast amounts a typical informed investor would consider reasonable.

VACANCY AND COLLECTION LOSS

An investor is primarily interested in the annual revenue an income property is likely to produce over a specified period of time, rather than the income it could produce if it were always 100% occupied and all tenants were paying their rent in full and on time. An investor normally expects some income loss as tenants vacate, fail to pay rent, or pay their rent late.

We have projected a stabilized vacancy and collection loss rate of 12% based on the subject's historical performance, as well as the anticipated future market conditions.

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 30
COVINGTON POINTE, DALLAS, TEXAS

RESERVES FOR REPLACEMENT

"Reserves for replacements" is a contingency account allocated to the expenses of the property to provide for replacement of short-lived items and for unforeseen necessary capital expenditures. We have utilized the Korpacz Real Estate Investor Survey of the national apartment market, which reports a range of replacement reserves between $150 and $400 per unit. For purposes of this analysis, we have included an allowance of $250 per unit for reserves for replacement.

CAPITAL EXPENDITURES

Capital expenditures represent expenses for immediate repair or replacement of items that have average to long lives. Based on our inspection of the property as well as discussions with property management personnel, there are no major items remaining in need of repair or replacement that would require an expense beyond our reserves for replacement. Therefore an allowance of $250 per unit should be satisfactory in our reserves for replacement to cover future capital expenditures.

DISCOUNTED CASH FLOW ANALYSIS

As the subject is a multi-tenant income property, the Discounted Cash Flow Method is considered appropriate. This method is especially meaningful in that it isolates the timing of the annual cash flows and discounts them, along with the expected equity reversion, to a present value. The present value of the cash flow is added to the present value of the reversion, resulting in a total property value.

INVESTMENT CRITERIA

Appropriate investment criteria will be derived for the subject based upon analysis of comparable sales and a survey of real estate investors. The following table summarizes the findings of Korpacz National Investor Survey for the most recent period.

                        KORPACZ NATIONAL INVESTOR SURVEY
                                1ST QUARTER 2003
                            NATIONAL APARTMENT MARKET

                          CAPITALIZATION RATES
            ------------------------------------------------
                  GOING-IN                   TERMINAL
            ------------------------------------------------
             LOW            HIGH         LOW           HIGH
------------------------------------------------------------
RANGE       6.00%          10.00%       7.00%         10.00%
AVERAGE             8.14%                      8.47%

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 31
COVINGTON POINTE, DALLAS, TEXAS

                               SUMMARY OF OVERALL
                              CAPITALIZATION RATES

COMP. NO.        SALE DATE   OCCUP.    PRICE/UNIT       OAR
------------------------------------------------------------
   I-1            Jun-02      86%        $36,458       8.41%
   I-2            Jan-02      97%        $34,208       9.17%
   I-3            Jun-01      N/A        $97,024       9.50%
   I-4            Feb-00      N/A        $33,654      11.21%
   I-5            Sep-99      N/A        $53,444       9.03%
                                         -------------------
                                            High      11.21%
                                         -------------------
                                             Low       8.41%
                                         -------------------
                                         Average       9.46%

Based on this information, we have concluded the subject's overall capitalization rate should be 9.00%. The terminal capitalization rate is applied to the net operating income estimated for the year following the end of the holding period. Based on the concluded overall capitalization rate, the age of the property and the surveyed information, we have concluded the subject's terminal capitalization rate to be 9.50%. Finally, the subject's discount rate or yield rate is estimated based on the previous investor survey and an examination of returns available on alternative investments in the market. Based on this analysis, the subject's discount rate is estimated to be 10.50%.

HOLDING PERIOD

The survey of investors indicates that most investors are completing either 10-year cash flows or extending the analysis to the end of the lease if it is more than 10-years. A 10-year period has been used in the analysis of the subject with the eleventh year stabilized NOI used to determine the reversion.

SELLING COSTS

Sales of similar size properties are typically accomplished with the aid of a broker and will also incur legal and other transaction related cost. Based on our survey of brokers and a review of institutional investor projections, an allowance of 3.00% of the sale amount is applied.

DISCOUNTED CASH FLOW CONCLUSION

Discounting the annual cash flows and the equity reversion at the selected rate of 10.50% indicates a value of $8,000,000. In this instance, the reversion figure contributes

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 32
COVINGTON POINTE, DALLAS, TEXAS

approximately 42% of the total value. Investors surveyed for this assignment indicated they would prefer to have the cash flow contribute anywhere from 50% to 60%. Overall, the blend seems reasonable. The cash flow and pricing matrix are located on the following pages.

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 33
COVINGTON POINTE, DALLAS, TEXAS

DISCOUNTED CASH FLOW ANALYSIS

                                COVINGTON POINTE

                    YEAR                         APR-2004       APR-2005      APR-2006       APR-2007      APR-2008       APR-2009
                FISCAL YEAR                          1              2             3              4             5              6
------------------------------------------------------------------------------------------------------------------------------------
REVENUE
          Base Rent                             $1,586,700     $1,586,700    $1,634,301     $1,683,330    $1,733,830     $1,785,845

          Vacancy                               $  126,936     $  126,936    $  130,744     $  134,666    $  138,706     $  142,868
          Credit Loss                           $   63,468     $   63,468    $   65,372     $   67,333    $   69,353     $   71,434
          Concessions                           $   47,601     $   31,734    $   31,324     $   33,667    $   34,677     $        0
                                                -----------------------------------------------------------------------------------
               Subtotal                         $  238,005     $  222,138    $  227,440     $  235,666    $  242,736     $  214,301

          Laundry Income                        $    9,000     $    9,000    $    9,270     $    9,548    $    9,835     $   10,130
          Garage Revenue                        $        0     $        0    $        0     $        0    $        0     $        0
          Other Misc. Revenue                   $   45,000     $   45,000    $   46,350     $   47,741    $   49,173     $   50,648
                                                -----------------------------------------------------------------------------------
               Subtotal Other Income            $   54,000     $   54,000    $   55,620     $   57,289    $   59,007     $   60,777

                                                -----------------------------------------------------------------------------------
EFFECTIVE GROSS INCOME                          $1,402,695     $1,418,562    $1,462,481     $1,504,952    $1,550,101     $1,632,321

OPERATING EXPENSES:
          Taxes                                 $  198,000     $  203,940    $  210,058     $  216,360    $  222,851     $  229,536
          Insurance                             $   63,000     $   64,890    $   66,837     $   68,842    $   70,907     $   73,034
          Utilities                             $   49,500     $   50,985    $   52,515     $   54,090    $   55,713     $   57,384
          Repair & Maintenance                  $   28,800     $   29,664    $   30,554     $   31,471    $   32,415     $   33,387
          Cleaning                              $   41,400     $   42,642    $   43,921     $   45,239    $   46,596     $   47,994
          Landscaping                           $   43,200     $   44,496    $   45,831     $   47,206    $   48,622     $   50,081
          Security                              $        0     $        0    $        0     $        0    $        0     $        0
          Marketing & Leasing                   $   43,200     $   44,496    $   45,831     $   47,206    $   48,622     $   50,081
          General Administrative                $  180,000     $  185,400    $  190,962     $  196,691    $  202,592     $  208,669
          Management                            $   56,108     $   56,742    $   58,499     $   60,198    $   62,004     $   65,293
          Miscellaneous                         $        0     $        0    $        0     $        0    $        0     $        0

                                                -----------------------------------------------------------------------------------
TOTAL OPERATING EXPENSES                        $  703,208     $  723,255    $  745,008     $  767,302    $  790,321     $  815,459

          Reserves                              $   45,000     $   46,350    $   47,741     $   49,173    $   50,648     $   52,167

                                                -----------------------------------------------------------------------------------
NET OPERATING INCOME                            $  654,487     $  648,957    $  669,733     $  688,478    $  709,132     $  764,695

          Operating Expense Ratio (% of EGI)          50.1%          51.0%         50.9%          51.0%         51.0%          50.0%
          Operating Expense Per Unit            $    3,907     $    4,018    $    4,139     $    4,263    $    4,391     $    4,530

                    YEAR                         APR-2010       APR-2011       APR-2012       APR-2013      APR-2014
                FISCAL YEAR                          7             8              9              10            11
----------------------------------------------------------------------------------------------------------------------
REVENUE
          Base Rent                             $1,839,420     $1,894,603     $1,951,441     $2,009,984    $2,070,284

          Vacancy                               $  147,154     $  151,568     $  156,115     $  160,799    $  165,623
          Credit Loss                           $   73,577     $   75,784     $   78,058     $   80,399    $   82,811
          Concessions                           $        0     $        0     $        0     $        0    $        0
                                                ---------------------------------------------------------------------
               Subtotal                         $  220,730     $  227,352     $  234,173     $  241,198    $  248,434

          Laundry Income                        $   10,433     $   10,746     $   11,069     $   11,401    $   11,743
          Garage Revenue                        $        0     $        0     $        0     $        0    $        0
          Other Misc. Revenue                   $   52,167     $   53,732     $   55,344     $   57,005    $   58,715
                                                ---------------------------------------------------------------------
               Subtotal Other Income            $   62,601     $   64,479     $   66,413     $   68,406    $   70,458

                                                ---------------------------------------------------------------------
EFFECTIVE GROSS INCOME                          $1,681,291     $1,731,729     $1,783,681     $1,837,192    $1,892,307

OPERATING EXPENSES:
          Taxes                                 $  236,422     $  243,515     $  250,820     $  258,345    $  266,095
          Insurance                             $   75,225     $   77,482     $   79,807     $   82,201    $   84,667
          Utilities                             $   59,106     $   60,879     $   62,705     $   64,586    $   66,524
          Repair & Maintenance                  $   34,389     $   35,420     $   36,483     $   37,577    $   38,705
          Cleaning                              $   49,434     $   50,917     $   52,444     $   54,018    $   55,638
          Landscaping                           $   51,583     $   53,131     $   54,724     $   56,366    $   58,057
          Security                              $        0     $        0     $        0     $        0    $        0
          Marketing & Leasing                   $   51,583     $   53,131     $   54,724     $   56,366    $   58,057
          General Administrative                $  214,929     $  221,377     $  228,019     $  234,859    $  241,905
          Management                            $   67,252     $   69,269     $   71,347     $   73,488    $   75,692
          Miscellaneous                         $        0     $        0     $        0     $        0    $        0

                                                ---------------------------------------------------------------------
TOTAL OPERATING EXPENSES                        $  839,923     $  865,121     $  891,074     $  917,806    $  945,341

          Reserves                              $   53,732     $   55,344     $   57,005     $   58,715    $   60,476

                                                ---------------------------------------------------------------------
NET OPERATING INCOME                            $  787,635     $  811,264     $  835,602     $  860,670    $  886,491

          Operating Expense Ratio (% of EGI)          50.0%          50.0%          50.0%          50.0%         50.0%
          Operating Expense Per Unit            $    4,666     $    4,806     $    4,950     $    5,099    $    5,252

Estimated Stabilized NOI   $700,184    Sales Expense Rate   3.00%
Months to Stabilized              1    Discount Rate       10.50%
Stabilized Occupancy           92.0%   Terminal Cap Rate    9.50%

Gross Residual Sale Price  $9,331,479  Deferred Maintenance         $        0
   Less: Sales Expense     $  279,944  Add: Excess Land             $        0
                           ----------
Net Residual Sale Price    $9,051,535  Other Adjustments            $        0
PV of Reversion            $3,335,028  Value Indicated By "DCF"     $7,976,916
Add: NPV of NOI            $4,641,888                               ----------
                           ----------                     Rounded   $8,000,000
PV Total                   $7,976,916


                         "DCF" VALUE SENSITIVITY TABLE

                                                   DISCOUNT RATE
                          -----------------------------------------------------------------
    TOTAL VALUE              10.00%       10.25%       10.50%        10.75%        11.00%
-------------------------------------------------------------------------------------------
TERMINAL CAP   9.00%      $8,439,890   $8,299,493    $8,162,195    $8,027,918    $7,896,585
  RATE         9.25%      $8,340,332   $8,202,170    $8,067,051    $7,934,900    $7,805,641
               9.50%      $8,246,014   $8,109,969    $7,976,916    $7,846,779    $7,719,484
               9.75%      $8,156,533   $8,022,496    $7,891,402    $7,763,176    $7,637,745
              10.00%      $8,071,526   $7,939,397    $7,810,164    $7,683,753    $7,560,094

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 34
COVINGTON POINTE, DALLAS, TEXAS

INCOME LOSS DURING LEASE-UP

The subject is currently near or at a stabilized condition. Therefore, there is no income loss during lease-up at the subject property.

CONCESSIONS

Due to softness in the market, concessions have been utilized at the subject property and within the market. Based on our discussions with the subject's property manager and those at competing properties, these concessions are expected to continue in the near term until the market returns to a stabilized level. Concessions have been included as a line item deduction within the discounted cash flow analysis. The present value of these concessions equates to $136,000 (rounded). This amount has been deducted from the Direct Capitalization analysis, as well as the Sales Comparison Approach value.

DIRECT CAPITALIZATION METHOD

After having projected the income and expenses for the property, the next step in the valuation process is to capitalize the net income into an estimate of value. The selected overall capitalization rate ("OAR") covers both return on and return of capital. It is the overall rate of return an investor expects.

After considering the market transactions and the investor surveys, we previously conclude that an overall rate of 9.00% percent is applicable to the subject. The results of our direct capitalization analysis are as follows:

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 35
COVINGTON POINTE, DALLAS, TEXAS

                                COVINGTON POINTE

                                                             TOTAL     PER SQ. FT.   PER UNIT     %OF EGI
---------------------------------------------------------------------------------------------------------
REVENUE
      Base Rent                                           $1,586,700     $8.48       $ 8,815

      Less: Vacancy & Collection Loss         12.00%      $  190,404     $1.02       $ 1,058

      Plus: Other Income
            Laundry Income                                $    9,000     $0.05       $    50       0.62%
            Garage Revenue                                $        0     $0.00       $     0       0.00%
            Other Misc. Revenue                           $   45,000     $0.24       $   250       3.10%
                                                          ---------------------------------------------
                  Subtotal Other Income                   $   54,000     $0.29       $   300       3.72%

EFFECTIVE GROSS INCOME                                    $1,450,296     $7.75       $ 8,057

OPERATING EXPENSES:
      Taxes                                               $  198,000     $1.06       $ 1,100      13.65%
      Insurance                                           $   63,000     $0.34       $   350       4.34%
      Utilities                                           $   49,500     $0.26       $   275       3.41%
      Repair & Maintenance                                $   28,800     $0.15       $   160       1.99%
      Cleaning                                            $   41,400     $0.22       $   230       2.85%
      Landscaping                                         $   43,200     $0.23       $   240       2.98%
      Security                                            $        0     $0.00       $     0       0.00%
      Marketing & Leasing                                 $   43,200     $0.23       $   240       2.98%
      General Administrative                              $  180,000     $0.96       $ 1,000      12.41%
      Management                               4.00%      $   58,012     $0.31       $   322       4.00%
      Miscellaneous                                       $        0     $0.00       $     0       0.00%

TOTAL OPERATING EXPENSES                                  $  705,112     $3.77       $ 3,917      48.62%

      Reserves                                            $   45,000     $0.24       $   250       3.10%

                                                          ---------------------------------------------
NET OPERATING INCOME                                      $  700,184     $3.74       $ 3,890      48.28%

      "GOING IN" CAPITALIZATION RATE                            9.00%

      VALUE INDICATION                                    $7,779,824     $41.57      $43,221

      PV OF CONCESSIONS                                  ($  136,000)

      "AS IS" VALUE INDICATION
            (DIRECT CAPITALIZATION APPROACH)              $7,643,824

                                    ROUNDED               $7,600,000     $40.61      $42,222

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 36
COVINGTON POINTE, DALLAS, TEXAS

                 DIRECT CAPITALIZATION VALUE SENSITIVITY TABLE

CAP RATE              VALUE            ROUNDED        $/UNIT           $/SF
----------------------------------------------------------------------------
  8.25%             $8,351,081       $8,400,000       $46,667         $44.88
  8.50%             $8,101,461       $8,100,000       $45,000         $43.28
  8.75%             $7,866,105       $7,900,000       $43,889         $42.21
  9.00%             $7,643,824       $7,600,000       $42,222         $40.61
  9.25%             $7,433,558       $7,400,000       $41,111         $39.54
  9.50%             $7,234,360       $7,200,000       $40,000         $38.47
  9.75%             $7,045,376       $7,000,000       $38,889         $37.40

CONCLUSION BY THE DIRECT CAPITALIZATION METHOD

Applying the capitalization rate to our estimated NOI results in an estimated value of $7,600,000.

CORRELATION AND CONCLUSION BY THE INCOME APPROACH

The two methods used to estimate the market value of the subject property by the income approach resulted in the following indications of value:

Discounted Cash Flow Analysis                          $8,000,000
Direct Capitalization Method                           $7,600,000

Giving consideration to the indicated values provided by both techniques, we have concluded the estimated value by the income capitalization approach to be $7,800,000.

AMERICAN APPRAISAL ASSOCIATES, INC.        RECONCILIATION AND CONCLUSION PAGE 37
COVINGTON POINTE, DALLAS, TEXAS

                          RECONCILIATION AND CONCLUSION

This appraisal was made to express an opinion as of the Market Value of the fee simple estate in the property.

AS IS MARKET VALUE OF THE FEE SIMPLE ESTATE

Cost Approach                                       Not Utilized
Sales Comparison Approach                            $7,500,000
Income Approach                                      $7,800,000
Reconciled Value                                     $7,700,000

The Income Capitalization Method is considered a reliable indicator of value. Income and expenses were estimated and projected based on historical operating statements and market oriented expenses. This method is primarily used by investors in their underwriting analysis. Furthermore, there was good support for an overall rate in the Direct Capitalization Method.

The Sales Comparison Approach to value supported the value conclusion by the Income Approach and was given secondary consideration. Investment-grade, income-producing properties such as the subject are not typically traded based on cost. Therefore, the Cost Approach has not been considered in our valuation.

FINAL VALUE - FEE SIMPLE ESTATE

Based on the investigation and premise outlined, it is our opinion that as of April 25, 2003 the market value of the fee simple estate in the property is:

                                   $7,700,000

AMERICAN APPRAISAL ASSOCIATES, INC.                                      ADDENDA
COVINGTON POINTE, DALLAS, TEXAS

                                    ADDENDA

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT A
COVINGTON POINTE, DALLAS, TEXAS

                                    EXHIBIT A
                              SUBJECT PHOTOGRAPHS

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT A
COVINGTON POINTE, DALLAS, TEXAS

                              SUBJECT PHOTOGRAPHS

      [EXTERIOR - OFFICE PICTURE]              [EXTERIOR - FRONTAGE PICTURE]

 [EXTERIOR - APARTMENT BUILDING PICTURE]       [INTERIOR - KITCHEN PICTURE]

   [EXTERIOR - ENTRANCE GATE PICTURE]          [EXTERIOR - PARKING LOT PICTURE]

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT A
COVINGTON POINTE, DALLAS, TEXAS

                               SUBJECT PHOTOGRAPHS

  [INTERIOR - LIVING / DINING PICTURE]        [INTERIOR - KITCHEN PICTURE]

  [EXTERIOR - POOL COURTYARD PICTURE]         [INTERIOR - BEDROOM PICTURE]

   [INTERIOR - LIVINGROOM PICTURE]

                             [EXTERIOR - APARTMENT BUILDING / COURTYARD PICTURE]

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT B
COVINGTON POINTE, DALLAS, TEXAS

                                    EXHIBIT B
                           SUMMARY OF RENT COMPARABLES
                          AND PHOTOGRAPH OF COMPARABLES

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT B
COVINGTON POINTE, DALLAS, TEXAS

                   PHOTOGRAPHS OF COMPARABLE SALE PROPERTIES

     COMPARABLE I-1                COMPARABLE I-2            COMPARABLE I-3
  POLO CLUB APARTMENTS    COURTS OF McCALLUM APARTMENTS  THE COURTS OF BENT TREE
5616 Spring Valley Road      7777 McCallum Boulevard     17250 Knoll Trail Drive
         Dallas, TX                   Dallas, TX                 Dallas, TX

         [PICTURE]                    [PICTURE]                   [PICTURE]

      COMPARABLE I-4                COMPARABLE I-5
PARK ON PRESTON APARTMENTS       TIBURON APARTMENTS
    17878 Preston Road           15411 Preston Road
        Dallas, TX                   Dallas, TX

        [PICTURE]                    [PICTURE]

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT B
COVINGTON POINTE, DALLAS, TEXAS

SUMMARY OF COMPARABLE RENTAL PROPERTIES

                                                                                                  COMPARABLE
          DESCRIPTION                                SUBJECT                                         R - 1
--------------------------------------------------------------------------------------------------------------------------------
  Property Name                   Covington Pointe                                Bent Oaks Apartment
  Management Company              AIMCO                                           N/A
LOCATION:
  Address                         5330 Bent Tree Forest                           16000 Bent Tree Forest Circle
  City, State                     Dallas, Texas                                   Dallas, TX
  County                          Dallas                                          Dallas
  Proximity to Subject                                                            0.50 miles from subject
PHYSICAL CHARACTERISTICS:
  Net Rentable Area (SF)          187,158                                         185,296
  Year Built                      1982                                            1981
  Effective Age                   21                                              22
  Building Structure Type         Wood Siding                                     Brick/Stucco/Wood
  Parking Type (Gr., Cov., etc.)  Open, Covered                                   Open, Covered
  Number of Units                 180                                             200
  Unit Mix:                              Type           Unit    Qty.   Mo. Rent           Type              Unit  Qty.     Mo.
                                  1  1Br/1Ba - A1        827     45      $606     1  1Br/1Ba- A1             750   72     $695
                                  2  1Br/1.5Ba- B1     1,009     69      $705     2  1Br/Den/1Ba- A2         871   38     $802
                                  3  2Br/2Ba-B2        1,217     66      $799        2Br/1Ba- A3             871   10     $812
                                                                                  3  2Br/2Ba- B1           1,033   48     $878
                                                                                     2Br/2Ba- B2           1,247   32     $998

  Average Unit Size (SF)          1,040                                           926
  Unit Breakdown:                   Efficiency      0%   2-Bedroom         37%      Efficiency        0%     2-Bedroom      40%
                                    1-Bedroom      63%   3-Bedroom          0%      1-Bedroom        60%     3-Bedroom       0%
CONDITION:                        Average                                         Average
APPEAL:                           Average                                         Average
AMENITIES:
  Unit Amenities                          Attach. Garage     X   Vaulted Ceiling         Attach. Garage          Vaulted Ceiling
                                     X    Balcony            X   W/D Connect.       X    Balcony             X   W/D Connect.
                                     X    Fireplace                                 X    Fireplace
                                     X    Cable TV Ready                            X    Cable TV Ready
  Project Amenities                  X    Swimming Pool                             X    Swimming Pool
                                     X    Spa/Jacuzzi            Car Wash                Spa/Jacuzzi             Car Wash
                                          Basketball Court       BBQ Equipment           Basketball Court        BBQ Equipment
                                          Volleyball Court       Theater Room            Volleyball Court        Theater Room
                                          Sand Volley Ball       Meeting Hall            Sand Volley Ball        Meeting Hall
                                          Tennis Court           Secured Parking         Tennis Court            Secured Parking
                                          Racquet Ball       X   Laundry Room            Racquet Ball        X   Laundry Room
                                          Jogging Track      X   Business Office         Jogging Track       X   Business Office
                                          Gym Room                                       Gym Room

OCCUPANCY:                        94%                                             87%
LEASING DATA:
  Available Leasing Terms                                                         6,7,9,12,13
  Concessions                                                                     1 month free on 12-13 month lease
  Pet Deposit                                                                     200
  Utilities Paid by Tenant:          X    Electric               Natural Gas        X    Electric                Natural Gas
                                     X    Water                  Trash              X    Water                   Trash
  Confirmation                                                                    Donna
  Telephone Number                                                                972-980-8116
NOTES:

  COMPARISON TO SUBJECT:                                                          Similar

                                                  COMPARABLE                               COMPARABLE
         DESCRIPTION                                R - 2                                    R - 3
--------------------------------------------------------------------------------------------------------------------
  Property Name                   The Fairways of Bent Tree                 The Trails on Knoll Trail
  Management Company              N/A                                       N/A
LOCATION:
  Address                         15905 Bent Tree Forest Circle             15678 Knoll Trail Drive
  City, State                     Dallas, TX                                Dallas, TX
  County                          Dallas                                    Dallas
  Proximity to Subject            0.50 miles from subject                   0.50 miles from subject
PHYSICAL CHARACTERISTICS:
  Net Rentable Area (SF)          219,590                                   N/A
  Year Built                      1984                                      1983
  Effective Age                   19                                        20
  Building Structure Type         Brick/Wood                                Brick/Wood
  Parking Type (Gr., Cov., etc.)  Open, Covered                             Open, Covered
  Number of Units                 200                                       114
  Unit Mix:                                 Type       Unit  Qty.    Mo.             Type              Unit    Qty.   Mo.
                                  1  1Br/1Ba- A1        833   40   $  750   1  1Br/Den/1Ba- A6         847      57   S740
                                     1Br/Den/1Ba- A2    918   32   $  800   3  2Br/2Ba- B1             917      57   $800
                                  2  1Br/1Ba- A3        977   16   $  895
                                     1Br/Den/1Ba- A4    930    6   $  880
                                     2Br/2Ba- B1      1,099   12   $1,025
                                     2Br/2Ba- B2       1169   36   $1,070
                                  3  2Br/2Ba- B3       1275   18   $1,169
                                     2Br/Den/2Ba- B4  1,421   20   $1,250
                                     2Br/Den/3Ba- B5  1,452   20   $1,275

  Average Unit Size (SF)          1,098                                     882
  Unit Breakdown:                   Efficiency      0%   2-Bedroom   53%      Efficiency       N/A     2-Bedroom       50%
                                    1-Bedroom      47%   3-Bedroom    0%      1-Bedroom        50%     3-Bedroom       N/A
CONDITION:                        Average                                   Average
APPEAL:                           Average                                   Average
AMENITIES:
  Unit Amenities                       Attach. Garage      Vaulted Ceiling       Attach. Garage       Vaulted Ceiling
                                    X  Balcony          X  W/D Connect.       X  Balcony           X  W/D Connect.
                                    X  Fireplace                              X  Fireplace
                                    X  Cable TV Ready                         X  Cable TV Ready
  Project Amenities                 X  Swimming Pool                          X  Swimming Pool
                                       Spa/Jacuzzi         Car Wash              Spa/Jacuzzi          Car Wash
                                       Basketball Court    BBQ Equipment         Basketball Court     BBQ Equipment
                                       Volleyball Court    Theater Room          Volleyball Court     Theater Room
                                       Sand Volley Ball    Meeting Hall          Sand Volley Ball     Meeting Hall
                                       Tennis Court        Secured Parking       Tennis Court         Secured Parking
                                       Racquet Ball     X  Laundry Room          Racquet Ball      X  Laundry Room
                                       Jogging Track    X  Business Office       Jogging Track     X  Business Office
                                       Gym Room                                  Gym Room

OCCUPANCY:                        89%                                       93%
LEASING DATA:
  Available Leasing Terms         6,12                                      6,12
  Concessions                     6 weeks free on 12 month lease            2 months free over 12 months
  Pet Deposit                     250                                       350
  Utilities Paid by Tenant:         X  Electric            Natural Gas        X  Electric             Natural Gas
                                    X  Water               Trash              X  Water                Trash
  Confirmation                    Carmen                                    Nancy
  Telephone Number                866-242-0558                              888-449-8891
NOTES:

  COMPARISON TO SUBJECT:          Similar                                   Similar

                                                 COMPARABLE
          DESCRIPTION                              R - 4
---------------------------------------------------------------------------
  Property Name                   Bear Creek Apartments
  Management Company              N/A
LOCATION:
  Address                         15935 Bent Tree Forest Circle
  City, State                     Dallas, TX
  County                          Dallas
  Proximity to Subject            0.25 miles from subject
PHYSICAL CHARACTERISTICS:
  Net Rentable Area (SF)          124,980
  Year Built                      1983
  Effective Age                   20
  Building Structure Type         Brick/Wood
  Parking Type (Gr., Cov., etc.)  Open, Covered
  Number of Units                 152
  Unit Mix:                               Type         Unit   Qty.   Mo.
                                     Effic./1Ba- A1     655    32   $585
                                  1  1Br/1Ba- A2        725    44   $615
                                  2  2Br/1Ba- B1        890    48   $755
                                  3  2Br/2Ba- B2      1,050    28   $810

  Average Unit Size (SF)          822
  Unit Breakdown:                   Efficiency    21%    2-Bedroom    50%
                                    1-Bedroom     29%    3-Bedroom     0%
CONDITION:
APPEAL:
AMENITIES:
  Unit Amenities                       Attach. Garage       Vaulted Ceiling
                                    X  Balcony           X  W/D Connect.
                                    X  Fireplace
                                    X  Cable TV Ready
  Project Amenities                 X  Swimming Pool
                                       Spa/Jacuzzi          Car Wash
                                       Basketball Court     BBQ Equipment
                                       Volleyball Court     Theater Room
                                       Sand Volley Ball     Meeting Hall
                                       Tennis Court         Secured Parking
                                       Racquet Ball      X  Laundry Room
                                       Jogging Track     X  Business Office
                                       Gym Room

OCCUPANCY:                        88%
LEASING DATA:
  Available Leasing Terms         6,12
  Concessions                     1.5 months free rent
  Pet Deposit                     300
  Utilities Paid by Tenant:         X  Electric             Natural Gas
                                    X  Water                Trash
  Confirmation                    Ollie
  Telephone Number                972-239-5339
NOTES:

  COMPARISON TO SUBJECT:          Similar

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT B
COVINGTON POINTE, DALLAS, TEXAS

                   PHOTOGRAPHS OF COMPARABLE RENT PROPERTIES

        COMPARABLE R-1                  COMPARABLE R-2
     BENT OAKS APARTMENT          THE FAIRWAYS OF BENT TREE
16000 Bent Tree Forest Circle   15905 Bent Tree Forest Circle
         Dallas, TX                       Dallas, TX

         [PICTURE]                        [PICTURE]

      COMPARABLE R-3                  COMPARABLE R-4
 THE TRAILS ON KNOLL TRAIL         BEAR CREEK APARTMENTS
  15678 Knoll Trail Drive      15935 Bent Tree Forest Circle
        Dallas, TX                      Dallas, TX

         [PICTURE]                       [PICTURE]                        N/A

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT C
COVINGTON POINTE, DALLAS, TEXAS

                                    EXHIBIT C
                      ASSUMPTIONS AND LIMITING CONDITIONS

                                    (3 PAGES)

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT C
COVINGTON POINTE, DALLAS, TEXAS

No responsibility is assumed for matters legal in nature. No investigation has been made of the title to or any liabilities against the property appraised. In this appraisal, it is presumed that, unless otherwise noted, the owner's claim is valid, the property rights are good and marketable, and there are no encumbrances which cannot be cleared through normal processes.

To the best of our knowledge, all data set forth in this report are true and accurate. Although gathered from reliable sources, no guarantee is made nor liability assumed for the accuracy of any data, opinions, or estimates identified as being furnished by others which have been used in formulating this analysis.

Land areas and descriptions used in this appraisal were obtained from public records and have not been verified by legal counsel or a licensed surveyor.

No soil analysis or geological studies were ordered or made in conjunction with this report, nor were any water, oil, gas, or other subsurface mineral and use rights or conditions investigated.

Substances such as asbestos, urea-formaldehyde foam insulation, other chemicals, toxic wastes, or other potentially hazardous materials could, if present, adversely affect the value of the property. Unless otherwise stated in this report, the existence of hazardous substance, which may or may not be present on or in the property, was not considered by the appraiser in the development of the conclusion of value. The stated value estimate is predicated on the assumption that there is no material on or in the property that would cause such a loss in value. No responsibility is assumed for any such conditions, and the client has been advised that the appraiser is not qualified to detect such substances, quantify the impact on values, or develop the remedial cost.

No environmental impact study has been ordered or made. Full compliance with applicable federal, state, and local environmental regulations and laws is assumed unless otherwise stated, defined, and considered in the report. It is also assumed that all required licenses, consents, or other legislative or administrative authority from any local, state, or national government or private entity organization either have been or can be obtained or renewed for any use which the report covers.

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT C
COVINGTON POINTE, DALLAS, TEXAS

It is assumed that all applicable zoning and use regulations and restrictions have been complied with unless a nonconformity has been stated, defined, and considered in the appraisal report. Further, it is assumed that the utilization of the land and improvements is within the boundaries of the property described and that no encroachment or trespass exists unless noted in the report.

The Americans with Disabilities Act ("ADA") became effective January 26, 1992. We have not made a specific compliance survey and analysis of this property to determine whether or not it is in conformity with the various detailed requirements of the ADA. It is possible that a compliance survey of the property together with a detailed analysis of the requirements of the ADA could reveal that the property is not in compliance with one or more of the requirements of the act. If so, this fact could have a negative effect on the value of the property. Since we have no direct evidence relating to this issue, we did not consider the possible noncompliance with the requirements of ADA in estimating the value of the property.

We have made a physical inspection of the property and noted visible physical defects, if any, in our report. This inspection was made by individuals generally familiar with real estate and building construction. However, these individuals are not architectural or structural engineers who would have detailed knowledge of building design and structural integrity. Accordingly, we do not opine on, nor are we responsible for, the structural integrity of the property including its conformity to specific governmental code requirements, such as fire, building and safety, earthquake, and occupancy, or any physical defects which were not readily apparent to the appraiser during the inspection.

The value or values presented in this report are based upon the premises outlined herein and are valid only for the purpose or purposes stated.

The date of value to which the conclusions and opinions expressed apply is set forth in this report. The value opinion herein rendered is based on the status of the national business economy and the purchasing power of the U.S. dollar as of that date.

Testimony or attendance in court or at any other hearing is not required by reason of this appraisal unless arrangements are previously made within a reasonable time in advance for

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT C
COVINGTON POINTE, DALLAS, TEXAS

such testimony, and then such testimony shall be at American Appraisal Associates, Inc.'s, prevailing per diem for the individuals involved.

Possession of this report or any copy thereof does not carry with it the right of publication. No portion of this report (especially any conclusion to use, the identity of the appraiser or the firm with which the appraiser is connected, or any reference to the Appraisal Institute or the designations awarded by this organization) shall be disseminated to the public through prospectus, advertising, public relations, news, or any other means of communication without the written consent and approval of American Appraisal Associates, Inc.

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT D
COVINGTON POINTE, DALLAS, TEXAS

                                    EXHIBIT D
                            CERTIFICATE OF APPRAISER

                                    (1 PAGE)

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT D

                            CERTIFICATE OF APPRAISER

I certify that, to the best of my knowledge and belief:

         The statements of fact contained in this report are true and correct.

         The reported analyses, opinions, and conclusions are limited only by the reported assumptions and limiting conditions, and represent the unbiased professional analyses, opinions, and conclusions of American Appraisal Associates, Inc.

         American Appraisal Associates, Inc. and I personally, have no present or prospective interest in the property that is the subject of this report and have no personal interest or bias with respect to the parties involved.

         Compensation for American Appraisal Associates, Inc. is not contingent on an action or event resulting from the analyses, opinions, or conclusions in, or the use of, this report.

         The analyses, opinions, and conclusions were developed, and this report has been prepared, in conformity with the requirements of the Uniform Standards of Professional Appraisal Practice and the Code of Professional Ethics and the Standards of Professional Practice of the Appraisal Institute.

         The use of this report is subject to the requirements of the Appraisal Institute relating to review by its duly authorized representatives.

         I personally did not inspect the subject property. Shayne Hatch provided significant real property appraisal assistance in the preparation of this report.

         I am currently in compliance with the Appraisal Institute's continuing education requirements.

                                                /s/ Frank Fehribach
                                             ----------------------------
                                                Frank Fehribach, MAI
                                        Managing Principal, Real Estate Group
                                       Texas State Certified General Real Estate
                                               Appraiser #TX-1323954-G

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT E
COVINGTON POINTE, DALLAS, TEXAS

                                    EXHIBIT E
                          QUALIFICATIONS OF APPRAISER

                                    (2 PAGES)

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT E
COVINGTON POINTE, DALLAS, TEXAS

                            FRANK A. FEHRIBACH, MAI

                     MANAGING PRINCIPAL, REAL ESTATE GROUP

POSITION Frank A. Fehribach is a Managing Principal for the Dallas Real Estate Group of American Appraisal Associates, Inc. ("AAA").

EXPERIENCE
Valuation             Mr. Fehribach has experience in valuations for resort
                      hotels; Class A office buildings; Class A multifamily complexes; industrial buildings and distribution warehousing; multitract mixed-use vacant land; regional malls; residential subdivision development; and special-purpose properties such as athletic clubs, golf courses, manufacturing facilities, nursing homes, and medical buildings. Consulting assignments include development and feasibility studies, economic model creation and maintenance, and market studies.

                      Mr. Fehribach also has been involved in overseeing appraisal and consulting assignments in Mexico and South America.

Business Mr. Fehribach joined AAA as an engagement director in 1998. He was promoted to his current position in 1999. Prior to that, he was a manager at Arthur Andersen LLP. Mr. Fehribach has been in the business of real estate appraisal for over ten years.

EDUCATION             University of Texas - Arlington
                       Master of Science - Real Estate
                      University of Dallas
                       Master of Business Administration - Industrial Management Bachelor of Arts - Economics

STATE                 State of Arizona
CERTIFICATIONS         Certified General Real Estate Appraiser, #30828
                      State of Arkansas
                       State Certified General Appraiser, #CG1387N
                      State of Colorado
                       Certified General Appraiser, #CG40000445
                      State of Georgia
                       Certified General Real Property Appraiser, #218487
                      State of Michigan
                       Certified General Appraiser, #1201008081
                      State of Texas
                       Real Estate Salesman License, #407158 (Inactive)
                      State of Texas
                       State Certified General Real Estate Appraiser,
                       #TX-1323954-G

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT E
COVINGTON POINTE, DALLAS, TEXAS

PROFESSIONAL          Appraisal Institute, MAI Designated Member
AFFILIATIONS          Candidate Member of the CCIM Institute pursuing Certified
                      Commercial Investment Member (CCIM) designation

PUBLICATIONS          "An Analysis of the Determinants of Industrial Property
                      Valuation," Co-authored with Dr. Ronald C. Rutherford and
                      Dr. Mark Eakin, The Journal of Real Estate Research, Vol.
                      8, No. 3, Summer 1993, p. 365.

AMERICAN APPRAISAL ASSOCIATES, INC.
COVINGTON POINTE, DALLAS, TEXAS

                           GENERAL SERVICE CONDITIONS

AMERICAN APPRAISAL ASSOCIATES, INC.
COVINGTON POINTE, DALLAS, TEXAS

                           GENERAL SERVICE CONDITIONS

The services(s) provided by AAA will be performed in accordance with professional appraisal standards. Our compensation is not contingent in any way upon our conclusions of value. We assume, without independent verification, the accuracy of all data provided to us. We will act as an independent contractor and reserve the right to use subcontractors. All files, workpapers or documents developed by us during the course of the engagement will be our property. We will retain this data for at least five years.

Our report is to be used only for the specific purpose stated herein; and any other use is invalid. No reliance may be made by any third party without our prior written consent. You may show our report in its entirety to those third parties who need to review the information contained herein. No one should rely on our report as a substitute for their own due diligence. We understand that our reports will be described in public tender offer documents distributed to limited partners. We reserve the right to review the public tender offer documents prior to their issuance to confirm that disclosures of facts from the current appraisals are accurate. No reference to our name or our report, in whole or in part, in any other SEC filing or private placement memorandum you prepare and/or distribute to third parties may be made without our prior written consent.

The Tender Offer Partnerships, as that term is defined in the Settlement Agreement, agree to indemnify and hold us harmless against and from any and all losses, claims, actions, damages, expenses or liabilities, including reasonable attorneys' fees, to which we may become subject in connection with this engagement except where such losses, claims, actions, damages, expenses or liabilities, including reasonable attorney's fees, arise or result from AAA's misconduct, bad faith or negligence. Co-Clients will not be liable for any of our acts or omissions.

AAA is an equal opportunity employer.